Exhibit 99.1

Sphere 3D Corp. Provides August 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - September 11, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for August 2023.

Key Highlights:

  58.3 Bitcoin mined in August, down 2.5% from July and up 359% YoY.
  Month-end operating hash rate was 1.3 EH/s, up 18% from July and 13x YoY.
  Operations achieved 74.1 BTC/EH efficiency.
  Uptime was 66%, down from July due to a significant increase in curtailments over the month as a result of record high temperatures at our hosting partner sites.
Metrics	August 2022	July 2023	August 2023
Bitcoin Mined	12.7	59.8	58.3
Bitcoin Sold	0.0	70.1	65.7
Mining Revenue*	$0.3 million	$1.8 million	$1.6 million
Bitcoin Holdings	74.8	10.2	2.8
Deployed Miners	~1,000	~10,240	~12,450
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.1 EH/s	1.3 EH/s

*Unaudited

CEO Comments

"We energized an additional 2,210 miners during August, bringing our deployed hash rate to 1.3 EH/s," said Patricia Trompeter, CEO of Sphere 3D Corp. "Bitcoin mined were 58.3, representing a 359% increase year-over-year and 3% decrease from July. The lower production from July was due to continued curtailments related to record high temperatures at our Texas and Missouri hosting sites."

Core Scientific Update

As previously disclosed by the Company, on October 31, 2022, the Company filed an arbitration request against Core Scientific asserting various claims, including breach of contract and conversion. In December 2022, Core Scientific and certain of its affiliates (collectively, "Core") filed for Chapter 11 bankruptcy. In connection with the bankruptcy proceeding, Sphere has filed proofs of claims against Core. On May 9, 2023, Core filed objections to Sphere's proof of claims.

On June 9, 2023, Core filed a motion for summary judgment seeking the summary dismissal of Sphere's claims. On August 7, 2023, the bankruptcy court held a hearing on the motion for summary judgment. On August 9, 2023, the court entered an order denying the motion for summary judgment.

The bankruptcy court subsequently entered a scheduling order that calls for a merits hearing in the first quarter of 2024. Sphere 3d Corp. intends to continue to vigorously prosecute the matter.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best- in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward- looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com

To view the source version of this press release, please visit
https://www.newsfilecorp.com/release/180155